EXHIBIT 99.5

Item	Cost (US $, thousands)	Cost (US $, thousands)

Process Equipment
Methanol Storage tank	36	144
Sodium methoxide tank	37.5	150
Methanol/Catalyst mixer	10.5	42
Reactor # 1 preheater	4.5	18
Reactor # 1	105	420
Glycerol biodiesel separator #1	466.5	1866
Reactor # 2 preheater	13.5	54
Reactor #2	91.5	366
Glycerol biodiesel seperator #2	472.5	1890
Biodiesel/HCL mixer	10.5	42
Biodiesel wash tank	52.5	210
Biodiesel wash tank separator	492	1968
Biodiesel final water removal preheater	13.5	54
Biodiesel final water removal heater	3	12
Biodiesel final water removal flash tank	22.5	90
Biodiesel final water removal vacuum system	112.5	450
Glycerol/methanol tank	9	36
Methanol distillation tower preheater	6	24
Methanol distillation tower	142.5	570
Distillation reboiler	7.5	30
Distillation condensor	19.5	78
Glycerol/fatty acid seperator	261	1044
Fatty acid storage tank	15	60
NaOH mix feeder	7.5	30
Glycerol/NaOH mix tank	9	36
Glycerol distillation tower	24	96
Glycerol distillation reboiler	39	156
Glycerol distillation condenser	3	12
Glycerol distillation postcondensor	19.5	78
Pumps	93	372
Additional process equipment	649.5	2598
Subtotal processing equipment	3249	12996

Crushing equipment
Preparation Equipment	Preparation Equipment $3.80	2367
Preparation Conveying	Preparation Conveying 0.35	1298
Extraction Equipment		1349
Meal processor	Extraction Equipment 2.90	3000
Subtotal crushing equipment		8014
Algae equipment and fittings		22863

Total Equipment Cost	5222.5	43873

Other Costs
Installation & Engineering costs	10445	4000
Rail design and installation		3000
Storage Tanks and boilers/utilities		5000
Shipping and handling		1000
Computer systems (Hardware / Software)	900	1000
Pre-operative costs	1500	1021
Furniture		500
Contingency		2000
Installation and Engineering - Algae 4000
Total other costs	12845	17521

Total Capital Costs	18,067.50	61394